Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

July 22, 2021

Cass Information Systems, Inc. Reports

30% Increase in Second Quarter Diluted EPS

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported second quarter 2021 earnings of $.48 per diluted share, an increase of 30% from the $.37 per diluted share it earned in the second quarter of 2020. Net income for the period was $7.0 million, an increase of 29% from the $5.4 million earned in the same period in 2020.

	2nd Quarter		% Change	YTD		% Change
	2021	2020		2021	2020
Transportation Invoice Volume	9.5 million	7.3 million	29.7	18.2 million	15.6 million	17.2
Transportation Dollar Volume	$8.9 billion	$5.7 billion	56.9	$16.8 billion	$12.2 billion	38.5
Facility-related Transaction Volume*	6.8 million	6.7 million	1.8	13.8 million	13.2 million	4.6
Facility-related Dollar Volume*	$3.7 billion	$3.1 billion	19.4	$7.4 billion	$6.5 billion	13.1
Revenues	$38.4 million	$33.9 million	13.2	$75.5 million	$72.1 million	4.8
Net Income	$7.0 million	$5.4 million	29.2	$14.1 million	$13.0 million	8.6
Diluted Earnings per Share	$.48	$.37	29.7	$.97	$.89	9.0

*	Includes Energy, Telecom and Waste

2021 2nd Quarter Recap

Second quarter revenue and net income increased 13% and 29%, respectively, compared to the second quarter of 2020 when the negative economic impact of the pandemic was most pronounced on Cass and its customers.

Transportation volumes for invoices and dollars rose 30% and 57%, respectively. The increases were driven by the stronger performance of the manufacturing sector plus new customer wins. A factor contributing to the dramatic increase in dollar volume was scarcity in carrier supply, which drove prices higher.

Facility-related (electricity, gas, waste and telecom expense management) invoice and dollar volume grew 2% and 19%, respectively, with the increases attributable in part to new business wins in the telecom division. Dollar volumes also improved due to significantly fewer pandemic-related restrictions in the restaurant, retail and hospitality sectors, creating higher utility usage.

Revenues increased 13% due to the aforementioned increase in invoice and dollar volumes and a positive change in the provision for credit losses of $1.0 million reflecting excellent credit quality and improved economic conditions, partially offset by the negative impact of the prevailing market interest rate environment which has led to the decline in our net interest margin from 2.88% to 2.30%.

Consolidated operating expenses were $2.4 million (9%) higher as personnel expense increased due to the increases in transportation and facility-related transaction volumes.

“While we continue to contend with historically low interest rates which suppress our ability to earn interest income on record dollar volumes in transportation, it is exciting to see transaction and dollar volumes rise throughout our business,” noted Eric H. Brunngraber, Cass chairman and chief executive officer. “While the volume increases are somewhat tied to a recovering economy, they also reflect our ability to generate new customer wins and expand our revenue base through strategic investments in payment platforms.”

2021 First Half Recap

For the six-month period ended June 30, 2021, Cass earned $.97 per diluted share, an increase of 9% from the $.89 per diluted share it earned in the same period in 2020. Net income also increased 9% to $14.1 million, compared to $13.0 million in 2020. Revenues rose to $75.5 million, 5% higher than the $72.1 million produced in 2020.

Cash Dividend Declared

On July 20, 2021, the company’s board of directors declared a third quarter dividend of $.27 per share payable September 15, 2021 to shareholders of record September 3, 2021. Cass has continuously paid regularly scheduled cash dividends since 1934.

“Our history of dividend payments combined with the return of more than $5 million to shareholders through share repurchase activity this year reflects our solid operating performance, strong capital base and the board’s continued optimism about the company’s long-term prospects,” said Brunngraber.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $2 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and market conditions, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2021 and 2020:

	Quarter Ended June 30, 2021	Quarter Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Transportation Invoice Volume	9,461	7,294	18,248	15,574
Transportation Dollar Volume	$8,940,889	$5,697,627	$16,845,528	$12,164,678
Facility Expense Transaction Volume	6,827	6,704	13,823	13,213
Facility Expense Dollar Volume	$3,657,965	$3,064,038	$7,375,393	$6,522,684
Payment and Processing Fees	$26,348	$22,661	$51,564	$48,164
Net Interest Income	10,811	11,161	21,156	22,534
(Release of) Provision for Credit / Loan Losses	(610)	400	(1,210)	725
(Loss) Gain on Sales of Securities	(3)	—	45	1,069
Other	642	513	1,553	1,036

Total Revenues	$38,408	$33,935	$75,528	$72,078

Personnel	$22,880	$20,891	$45,406	$43,318
Occupancy	959	938	1,906	1,879
Equipment	1,653	1,617	3,328	3,252
Other	4,311	3,911	7,688	7,837

Total Operating Expenses	$29,803	$27,357	$58,328	$56,286

Income from Operations before Income Taxes	$8,605	$6,578	$17,200	$15,792
Income Tax Expense	1,579	1,139	3,103	2,808

Net Income	$7,026	$5,439	$14,097	$12,984

Basic Earnings per Share	$.49	$.38	$.99	$.90

Diluted Earnings per Share	$.48	$.37	$.97	$.89

Average Earning Assets	$1,968,646	$1,624,415	$1,930,235	$1,556,144
Net Interest Margin	2.30%	2.88%	2.31%	3.04%
Allowance for Credit Losses /Allowance for Loan Losses to Loans	1.28%	1.17%	1.28%	1.17%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—